                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No.   )(1)

                               Opus360 Corporation
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                   68400F 10 9
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[     ]        Rule 13d-1(b)

[     ]        Rule 13d-1(c)

[  x  ]        Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO. 68400F 10 9

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Safeguard Scientifics, Inc. 23-1609753

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [  x  ]
                                                                 (b)   [     ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         5.       SOLE VOTING POWER                  0

         6.       SHARED VOTING POWER                4,649,820

         7.       SOLE DISPOSITIVE POWER             0

         8.       SHARED DISPOSITIVE POWER           4,649,820

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,649,820

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [  ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.26%

12.      TYPE OF REPORTING PERSON*

         CO


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CUSIP NO. 68400F 10 9

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Safeguard Scientifics (Delaware), Inc. 51-0291171

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)      [ x   ]
                                                               (b)      [     ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         5.       SOLE VOTING POWER                  0

         6.       SHARED VOTING POWER                347,942

         7.       SOLE DISPOSITIVE POWER             0

         8.       SHARED DISPOSITIVE POWER           347,942

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         347,942

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.69%

12.      TYPE OF REPORTING PERSON*

         CO



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CUSIP NO. 68400F 10 9

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Safeguard Delaware, Inc. 52-2081181

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)      [ x   ]
                                                               (b)      [     ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         5.       SOLE VOTING POWER                  0

         6.       SHARED VOTING POWER                4,301,888

         7.       SOLE DISPOSITIVE POWER             0

         8.       SHARED DISPOSITIVE POWER           4,301,888

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,301,888

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.56%

12.      TYPE OF REPORTING PERSON*

         CO


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 CUSIP NO. 68400F 10 9

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Compushop, Inc.   75-1545827

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)      [ x   ]
                                                               (b)      [     ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         5.       SOLE VOTING POWER                  0

         6.       SHARED VOTING POWER                17,959

         7.       SOLE DISPOSITIVE POWER             0

         8.       SHARED DISPOSITIVE POWER           17,959

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,959

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.04%

12.      TYPE OF REPORTING PERSON*

         CO


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CUSIP NO. 68400F 10 9

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Safeguard Partners Capital, L.P.   23-2986391

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)      [ x   ]
                                                               (b)      [     ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         5.       SOLE VOTING POWER                  0

         6.       SHARED VOTING POWER                1,525,378

         7.       SOLE DISPOSITIVE POWER             0

         8.       SHARED DISPOSITIVE POWER           1,525,378

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,525,378

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.04%

12.      TYPE OF REPORTING PERSON*

         PN



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CUSIP NO. 68400F 10 9

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Safeguard Fund Management, Inc. 23-3045546

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)      [ x   ]
                                                               (b)      [     ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         5.       SOLE VOTING POWER                  0

         6.       SHARED VOTING POWER                1,537,567

         7.       SOLE DISPOSITIVE POWER             0

         8.       SHARED DISPOSITIVE POWER           1,537,567

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,537,567

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.06%

12.      TYPE OF REPORTING PERSON*

         CO


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CUSIP NO. 68400F 10 9

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Bonfield Partners Capital, L.P.    23-3054899

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)      [ x   ]
                                                               (b)      [     ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         5.       SOLE VOTING POWER                  0

         6.       SHARED VOTING POWER                51,540

         7.       SOLE DISPOSITIVE POWER             0

         8.       SHARED DISPOSITIVE POWER           51,540

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         51,540

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.10%

12.      TYPE OF REPORTING PERSON*

         PN




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CUSIP NO. 68400F 10 9

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Bonfield Insurance Ltd. 51-0403059

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)      [ x   ]
                                                               (b)      [     ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         5.       SOLE VOTING POWER                  0

         6.       SHARED VOTING POWER                51,540

         7.       SOLE DISPOSITIVE POWER             0

         8.       SHARED DISPOSITIVE POWER           51,540

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         51,540

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.10%

12.      TYPE OF REPORTING PERSON*

         IC




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Item 1 (a)        Name of Issuer:

Opus360 Corporation

Item 1 (b)        Address of Issuer's Principal Executive Offices:

39 West 13th Street
3rd Floor
New York, NY 10011

Item 2 (a)        Name of Person Filing:

(1)      Safeguard Scientifics, Inc.
(2)      Safeguard Scientifics (Delaware), Inc.
(3)      Safeguard Delaware, Inc.
(4)      CompuShop Incorporated
(5)      Safeguard Partners Capital, L.P.
(6)      Safeguard Fund Management, Inc.
(7)      Bonfield Partners Capital, L.P.
(8)      Bonfield Insurance Ltd.

Item 2 (b)        Address of Principal Business Office:

(1)               800 The Safeguard Building
                  435 Devon Park Drive
                  Wayne, PA 19087-1945

(2)(3)(4)
(5)(6)(7)
(8)               103 Springer Building
                  3411 Silverside Road
                  Wilmington, DE 19803

Item 2 (c)        Citizenship:

(1)               Pennsylvania
(2)(3)(5)
(6)(7)            Delaware
(4)               Texas
(8)               British Virgin Islands

Item 2 (d)        Title of Class of Securities:

Common Stock, $.001 par value per share

Item 2 (e)        CUSIP Number:

68400F 10 9

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a :

                  (a)   [ ]   Broker or dealer registered under Section 15 of
                              the Exchange Act;

                  (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange
                              Act;

                  (c)   [ ]   Insurance Company as defined in Section 3(a)(19)
                              of the Exchange Act;


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                  (d)   [ ]   Investment Company registered under Section 8 of
                              the Investment Company Act of 1940;

                  (e)   [ ]   An investment adviser in accordance with
                              Rule 13d-1(b)(1)(ii)(F);

                  (f)   [ ]   An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)   [ ]   A parent holding company or control person in
                              accordance with Rule 13d-1(b)(ii)(G);

                  (h)   [ ]   A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;

                  (i)   [ ]   A church plan that is excluded from the definition
                              of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (i)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Not applicable

Item 4            Ownership:

(a)      Amount Beneficially Owned:

         4,649,820 shares of common stock*

(b)      Percent of Class:

         9.26%*

(c)      Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:

                  0

         (ii)     shared power to vote or to direct the vote:

                  4,649,820 shares of common stock*

         (iii)    sole power to dispose or to direct the disposition of:

                  0

         (iv)     shared power to dispose or to direct the disposition of:

                  4,649,820 shares of common stock*


*        Includes the following shares:

         2,722,144 shares owned of record by Safeguard Delaware, Inc. ("SDI"), a wholly owned subsidiary of Safeguard Scientifics, Inc. ("Safeguard");


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         51,540 shares owned of record by Bonfield Partners Capital, L.P., a limited partnership organized under the laws of Delaware ("Bonfield Capital");

         1,525,378 shares owned of record by Pennsylvania Early Stage Partners, L.P.; and

         350,758 shares owned by CompuCom Systems, Inc., of which Safeguard indirectly owns approximately 59% of the voting securities.

Bonfield Insurance Ltd., an insurance company owned by SDI, Safeguard Scientifics (Delaware), Inc. ("SSDI") and Safeguard Fund Management, Inc. ("SFMI"), is the general partner of Bonfield Capital and has sole voting and dispositive power over the securities owned by Bonfield Capital. SSDI is a wholly owned subsidiary of Safeguard, and SFMI is a wholly owned subsidiary of SDI.

Safeguard Partners Capital, L.P., a limited partnership organized under the laws of Delaware ("Safeguard Capital"), is a member of Pennsylvania Early Stage Partners GP, L.L.C., the general partner of Pennsylvania Early Stage Partners, L.P. and also holds a limited partnership interest in Pennsylvania Early Stage Partners, L.P. SFMI is the general partner of Safeguard Capital. Safeguard Capital has shared authority and responsibility for all investment, voting and dispositive decisions regarding the shares owned by Pennsylvania Early Stage Partners, L.P.

SSDI, SDI, and Compushop Incorporated ("Compushop"), a wholly owned subsidiary of SSDI, own, in the aggregate, approximately 59% of the voting securities of CompuCom Systems, Inc.


Item 5            Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person:

Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable

Item 8            Identification and Classification of Members of the Group:

Safeguard Scientifics, Inc., Safeguard Scientifics (Delaware), Inc., Safeguard Delaware, Inc., Compushop Incorporated, Safeguard Fund Management, Inc., Safeguard Partners Capital, L.P., Bonfield Partners Capital, L.P. and Bonfield Insurance Ltd. are members of a group for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

Item 9            Notice of Dissolution of Group:

Not applicable.


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Item 10           Certification:

Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. In executing this statement, the undersigned agree, to the extent required by Rule 13d-1(k)(1)(iii), that this statement is being filed jointly on behalf on each of the Reporting Persons herein.

                                 SAFEGUARD SCIENTIFICS, INC.

                                 By:      /s/ N. Jeffrey Klauder
                                    -----------------------------------------
                                          N. Jeffrey Klauder
                                          Executive Vice President and
                                          General Counsel
Dated:   March 13, 2001

                                 SAFEGUARD SCIENTIFICS (DELAWARE), INC.

                                 By:      /s/ N. Jeffrey Klauder
                                    -----------------------------------------
                                          N. Jeffrey Klauder
                                          Vice President
Dated:   March 13, 2001

                                 SAFEGUARD DELAWARE, INC.

                                 By:      /s/ N. Jeffrey Klauder
                                    -----------------------------------------
                                          N. Jeffrey Klauder
                                          Vice President
Dated:   March 13, 2001

                                 COMPUSHOP INCORPORATED

                                 By:      /s/ Joseph R. DeSanto
                                    -----------------------------------------
                                          Joseph R. DeSanto
                                          Vice President
Dated:   March 13, 2001

                                 SAFEGUARD FUND MANAGEMENT, INC.

                                 By:      /s/ N. Jeffrey Klauder
                                    -----------------------------------------
                                          N. Jeffrey Klauder
                                          Vice President
Dated:   March 13, 2001

                                 SAFEGUARD PARTNERS CAPITAL, L.P.


                                 By:      /s/ N. Jeffrey Klauder
                                    -----------------------------------------
                                          N. Jeffrey Klauder
                                          Vice President of Safeguard Fund
                                          Management, Inc., the general partner

Dated:   March 13, 2001


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                                 BONFIELD PARTNERS CAPITAL, L.P.


                                 By:      /s/ N. Jeffrey Klauder
                                    -----------------------------------------
                                          N. Jeffrey Klauder
                                          Vice President of Bonfield Insurance
                                          Ltd., the general partner
Dated:   March 13, 2001

                                 BONFIELD INSURANCE LTD.


                                 By:      /s/ N. Jeffrey Klauder
                                    -----------------------------------------
                                          N. Jeffrey Klauder
                                          Vice President
Dated:   March 13, 2001